ADVAXIS

February 29, 2008

Ms. Christine Chansky
220 Ross Place
Westfield, NJ 07090

Dear Christine,

On behalf of Dr. Rothman and myself, it gives me great pleasure to offer you the position of Executive Director, Product Development at Advaxis, Inc.

In this role your principal responsibility will be the management of Advaxis' human clinical programs and the associated manufacturing and regulatory activities. You will report to Dr. Rothman. We are also looking forward to your participation in our licensing and business development activities, working with me.

You would start with us on March 24, 2008.

We are offering a starting salary of $210,000, annually, with a bonus of up to 30%, awarded on or about March 1 of the following calendar year. We propose to offer a full year of bonus credit for 2008, rather than pro rata. Your salary will be reviewed annually and increases will be based on annual performance appraisals by Dr. Rothman and myself.

As a further incentive, we are offering 300,000 options on Advaxis stock priced at $.15 per share. The options will vest over four years, 75,000 on the first anniversary of your employment, and quarterly over the next three years, consistent with the Company 2005 Stock Option Plan. However, we agree that, in the event of a separation initiated by the Company for reasons other than misconduct after your first twelve months, your vested shares will be calculated on a pro rata daily basis.

We offer 3 weeks of vacation which will increase by one week for every 5 years of employment. You will receive the Company health care plan under the same terms as all of our employees (currently, the company pays 100% of the cost). The plan is enclosed. The Company has a 401(k) plan, and matches employee contributions up to 4 % of your total compensations up to the maximum allowed under the 401(k) plan assuming you contribute 5% to the plan.

Christine, we are all delighted to welcome you to Advaxis. I hope this will be as rewarding as I know it will be exciting. Your experience, talents, and teamwork will make a great difference to this company.

Very best regards,

Thomas A. Moore
Chairman and CEO

THE TECHNOLOGY CENTER OF NEW JERSEY, 675 US HIGHWAY ONE, SUITE B 113, NORTH BRUNSWICK, NJ 08902
T: 732 545 1590 F: 732 545 1084